Exhibit 99.1

Contacts:
Elise Caffrey Investor Relations iRobot Corp. (781) 430-3003 ecaffrey@irobot.com	Matthew Lloyd Media Relations iRobot Corp. (781) 430-3720 mlloyd@irobot.com
iRobot Names Deborah G. Ellinger to Board of Directors
BEDFORD, Mass., Dec 6, 2011 — iRobot Corp. (NASDAQ: IRBT), a leader in delivering robotic technology-based solutions, today announced the addition of Deborah G. Ellinger to its board of directors.
The former president of Restoration Hardware and former CEO of Wellness Pet Food, Ellinger has extensive international experience with a focus on consumer goods and retail. She is currently the president of Ellinger Enterprises, a consulting firm that provides advice on private equity investments. Ellinger sits on the board of National Life Group, Sealy Corporation and Renew Life, and has also served as a member of the board of directors at Restoration Hardware, Wellness Pet Food/Old Mother Hubbard and Malden Mills Industries.
“As we discussed during the third quarter earnings call, we are seeing strong demand for home robots across both domestic and international retailers,” said Colin Angle, chairman and chief executive officer of iRobot. “Deborah brings a wealth of international retail experience to iRobot. Her experience in Europe, USA and Asia working with global retailers will be a tremendous asset to iRobot as we continue to extend the reach and diversity of our products around the globe.”
“It is an honor to join the board of directors at iRobot,” said Ellinger. “I look forward to leveraging my experience and contacts to help the iRobot leadership team further its strategy of profitable growth by continuing to focus on higher-end products and exploring attractive new channels.
About iRobot Corp.
iRobot designs and builds robots that make a difference. The company’s home robots help people find smarter ways to clean, and its government and industrial robots protect those in harm’s way. iRobot’s consumer and military robots feature iRobot Aware® robot intelligence systems, proprietary technology incorporating advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730-1402 • 781.430.3000 • Fax 781.430.3001 • www.irobot.com